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                                                                   EXHIBIT 10.17


                  Agreement Pertaining to Certain Activities

AGREEMENT made this 5th day of January, 1994 by and between MicroTrac Systems, Inc., a Delaware corporation (the "Company"), and Lars D. Perkins, an individual residing in Brookline, Massachusetts (the "Employee").

WITNESSETH:

WHEREAS, the Employee is the chief executive officer and chief technical officer of the Company; and

WHEREAS, Advent VII L.P., Advent Atlantic and Pacific II L.P., Chestnut III Limited Partnership, Chestnut Capital International III Limited Partnership, Advent New York L.P., Advent Industrial II L.P., and TA Venture Investors Limited Partnership (the "Purchasers") intend to make an equity investment in the Company on the date hereof, provided that the Employee agrees to certain undertakings, as more fully hereinafter provided;

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants hereinafter provided, the parties hereto hereby agree as follows:

1. Stipulated Activities. The Employee shall, within ten (10) days of the occurrence thereof, provide the board of directors of the Company (the "Board") with a list and description of each Stipulated Activity (as hereinafter defined) in which the Employee is engaged or otherwise involved which has commenced, expired or been modified since the Employee delivered the last such list and description to the Board. As used herein, the term "Stipulated Activity" shall mean any of the following as to the Employee:

(a) being the beneficial owner of (i) more than 5% of the outstanding equity securities of any entity other than the Company or (ii) securities (including debt securities and guarantees of indebtedness, but excluding securities traded on a national securities exchange or in the over-the-counter market and securities issued by money market or similar funds) of any entity other than the Company with an original cost, fair market value and/or obligation on the part of the Employee, contingent or otherwise (even if the obligation is evidenced by non-recourse debt or guaranty), in excess of $100,000; or

(b) being an employee, officer, director, trustee, consultant or general partner of any person or entity other than the Company.

For purposes of determining Stipulated Activities, any actions taken by entities controlled by the Employee and any actions taken by the spouse or children of the Employee and described in (a) above or related to a Competitive Business (as defined in Section 2 below), will be imputed to be activities conducted by the Employee. The Employee hereby represents that, except as listed on Schedule 1 hereto, the Employee is not presently engaged in, or contemplating the imminent engagement in, any Stipulated Activity.

2. Non-Competition by Employee. Unless waived by a disinterested majority of the Board, the Employee shall not, during the period of the Employee's employment by the Company and for a period of 30 days thereafter and (provided, in the case of a Company Election (as hereinafter defined)) that the Company pays the Employee the Severance Payments (as hereinafter defined)) for the period specified in the applicable Company Election following the termination of such employment by the Company for any reason whatsoever, (i) directly or indirectly engage in any Competitive Business (as hereinafter defined), whether such engagement shall be as an employer, officer, director, owner, employee, consultant, stockholder, partner or other participant in any Competitive Business, (ii) assist others in engaging in any Competitive Business in the manner described in the foregoing clause (i), (iii) induce employees of the Company or any of its subsidiaries to terminate their employment with the Company or such subsidiary or to engage in any Competitive Business or (iv) employ any employees of the Company in any entity
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affiliated or associated with the Employee. The term "Competitive Business"
means and includes any business or activity in which the Company is at the time of such termination actively engaged (or has been actively engaged at any time during the Employee's employment with the Company or, at the time of such termination, has such engagement under active consideration, by the Board) within any geographic area in which the Company is at such time or during such employment has been actively conducting such business or activity or within any geographic area as to which the Board is at the time of such termination actively considering expansion of such business or activity; provided, however, that the ownership of no more than 2% of the outstanding capital stock of a corporation traded on a national securities exchange or the over-the-counter market shall not be deemed engaging in a Competitive Business. In the event of termination of employment of the Employee for any reason, the Company may, at its option, within 30 days make an election (the "Company Election") specifying the number of months (not more than twenty-four) during which the Employee must refrain from the actions described in clauses (i) through (iv) above, and so notify the Employee; and the Company shall make payments to the Employee, monthly in arrears, at the rate of 33% of the greater of the base salary of the Employee in effect at the time of such termination or the base salary of the Employee in effect on the date hereof (the "Severance Payments") and for the number of months so specified in the Company Election; provided, that the amount of the Severance Payment for any such month may be offset by the amount, if any, of other severance or other termination payments by the Company to the Employee with respect to such month (with appropriate proration over a period of 12 months of any lump sum severance or other termination payments to the Employee).

3. Term. The provisions of Section 1 shall continue in effect until the earlier of (a) termination of the employment of the Employee with the Company or (b) cessation by the Purchasers to own in the aggregate at least 25% of the shares of Preferred Stock of the Company purchased by them on the date hereof. The provisions of Section 2 shall continue in effect until the second anniversary of the termination of the employment of the Employee with the Company.

4. General. This Agreement shall be construed and enforced as a contract under seal in accordance with the laws of The Commonwealth of Massachusetts. It shall bind and inure to the benefit of the Company and the Employee and their respective successors, assigns and legal representatives. This Agreement supersedes the noncompetition covenants contained in paragraph 4 of the agreement between the Employee and the Company, Dated November 20, 1992.

MICROTRAC SYSTEMS, INC.


By: (Signature)
George Engdahl

(Signature)
Lars D. Perkins

Schedule 1 to Agreement Pertaining to Certain Activities

Current Stipulated Activities

President and director and principal stockholder for 77 Whiskey Corp. (corporation that formerly held ownership of an aircraft)

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